Exhibit 10.5

SUMMARY DESCRIPTION OF NAMED EXECUTIVE

OFFICER COMPENSATION ARRANGEMENTS

As of December 31, 2004, James Robin Cummings, the President and Chief Executive Officer of both Altrust Financial Services, Inc. (the “Company”) and of Peoples Bank, the Company’s wholly owned banking subsidiary (the “Bank”), and John E. Whitley, Executive Vice President of the Bank, were the Company’s only “named executive officers,” which is defined in Securities and Exchange Commission (“Commission”) Regulation S-K, Item 402(a)(3) to include a company’s chief executive officer and the four other most highly compensated officers whose total annual salary and bonus exceeds $100,000.

The compensation arrangements of Mr. Cummings and Mr. Whitley are composed of two types of compensation: (1) base salary, and (2) long-term equity-based compensation awarded under the Altrust Financial Services, Inc. Long-Term Incentive Plan (the “LTIP”). Neither Mr. Cummings nor Mr. Whitley is party to an employment agreement with the Company or the Bank.

Base Salary

Mr. Cummings’ and Mr. Whitley’s base salaries are determined annually by the joint Compensation Committee of the Company and the Bank (the “Compensation Committee”). During 2004, Mr. Cummings received $206,426 in base salary and Mr. Whitley received $104,942 in base salary. The Compensation Committee has set Mr. Cummings’ and Mr. Whitley’s base salaries for 2005 at $210,000 and $132,000, respectively. The Compensation Committee reviews the base salaries of each of the executive officers of the Company and the Bank annually and adjusts the amount based on individual annual performance and on comparisons of each executive officer’s total compensation relative to compensation levels paid to similar executive officers at peer institutions.

Long-Term Equity-Based Compensation

The Compensation Committee attempts to align the interests of key employees with those of the Company’s shareholders by awarding stock options and stock appreciation rights (“SARs”) under the Company’s LTIP. Various types of cash and equity-based incentive compensation can be awarded periodically upon the recommendation of the Compensation Committee. To date, the Compensation Committee has only awarded stock options.

Mr. Cummings was granted stock options to acquire 8,400 shares of Company common stock during the fiscal year ended December 31, 2004. These options were granted to Mr. Cummings as part of his overall compensation package. Mr. Whitley was grated stock options to acquire 25,000 shares of Company common stock during the fiscal year ended December 31, 2004. These options were granted to Mr. Whitley in connection with his initial employment compensation package. No stock options awards or other awards have been granted to Mr. Cummings or Mr. Whitley for 2005 as of May 2, 2005. The Company expects individual grants during 2005 under the LTIP to be determined using the same criteria as applied to determine grants in 2004. Additional information relating to the LTIP and grants of stock options during 2004 are included in the Company’s Registration Statement on Commission Form 10 filed with the Commission on May 2, 2005.